EXHIBIT 99.1

Harsco Reports Record First Quarter Sales and EPS From Continuing Operations; Raises Guidance for 2007

 * First quarter diluted EPS from continuing operations up 39%
   to a record $0.54
 * First quarter sales up 23% to a record $840 million
 * Record performance was led by 109% increase in operating income from the Company's Access Services Segment
 * Results also benefited from the acquisition of Excell Minerals
 * Company raises full-year 2007 guidance for diluted EPS from $2.52 to $2.57 for continuing operations to new range of $2.69 to $2.74

HARRISBURG, Pa., April 23, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported record first quarter 2007 results from continuing operations. All per share and share amounts in this release reflect the 2-for-1 stock split effective March 27, 2007.

First quarter 2007 diluted EPS from continuing operations was a record $0.54, up 39 percent from $0.39 in the first quarter of 2006. Income from continuing operations was a record $45.4 million, compared with $32.6 million last year, also an increase of 39 percent. Overall operating margins improved by 80 basis points to 10.3 percent from 9.5 percent in last year's comparable period. First quarter sales totaled a record $840 million, up 23 percent from sales of $682 million in the same period last year. Foreign currency translation increased first quarter sales by $36.6 million and pre-tax income by $1.8 million.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "We are once again pleased with the strong start to a new fiscal year. Our end markets remain strong and we are particularly encouraged by the opportunities presented to our Access Services businesses from the strength of the global non-residential construction and industrial maintenance markets. We are also pleased with the success of our acquisition program which continues to provide us with accretive opportunities, a recent example of which is our acquisition of Excell Minerals. Perhaps most significant is the success of our continuing strategic efforts to focus the company in market-leading industrial services on a global basis. We are confident in our ability to continue to build on our successes in this regard and add to future growth in stockholder value."

Outlook

Harsco President, Chief Financial Officer and Treasurer Salvatore D. Fazzolari said, "We look forward to continuing our first quarter momentum throughout all of 2007. Our overall global markets remain strong and provide us with numerous opportunities for growth. We see continued strength in future quarters, particularly from our Access Services Segment, as well as from our Excell Minerals, Harsco Track Technologies, and Air-X-Changers units. Likewise, we expect progressive year-over-year improvement in future quarters from our Mill Services Segment as production levels normalize in the U.S., new contracts are signed and work started, and unplanned mill maintenance outages diminish. In addition, we continue to pursue a prudent acquisition strategy of seeking further accretive bolt-on acquisitions to our existing industrial services platforms. As such, we are raising our full year 2007 guidance for EPS from continuing operations to a range of $2.69 to $2.74, from the previous range of $2.52 to $2.57 per diluted share. Using the midpoint of the updated guidance, this reflects an increase of approximately 23 percent over 2006's diluted EPS from continuing operations of $2.21.

For the second quarter of 2007, we are forecasting earnings from continuing operations in the range of $0.76 to $0.79 per diluted share, a 21 to 25 percent increase over the $0.63 in the second quarter of 2006."

First Quarter Business Review

Access Services

First quarter 2007 sales increased 40 percent to $316 million from $226 million last year. Organic sales growth contributed $53 million, or approximately 24 percent; the net effect of the third quarter acquisition of Cleton Industrial Services in Holland and the fourth quarter acquisition of MyATH in Chile contributed $21 million, or 9 percent; and positive foreign currency translation contributed $16 million, or approximately 7 percent. Operating income increased by 109 percent to $35.0 million in the first quarter, up from $16.8 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $0.8 million in this year's first quarter. Operating margins increased by approximately 370 basis points to 11.1 percent from 7.4 percent in the first quarter of last year. Included in this year's first quarter results was a $1.6 million pre-tax gain from the sale of property no longer required in the business. Without this gain, 2007 first quarter operating income would have been up by 99 percent and operating margins of 10.6 percent would have been 320 basis points higher than last year.

The increased performance in the quarter was led by continued strength in the Company's worldwide non-residential construction and industrial maintenance markets, particularly in North America and Eastern Europe; further market penetration; and positive returns from the Company's increased investment in higher value rental systems.

The market outlook for the Access Services Segment remains positive for 2007 and beyond. Industry sources continue to predict further growth in non-residential construction and industrial maintenance in North America, Europe, and other key markets. Further global expansion and market share gains are also expected from this Segment.

Mill Services

Sales in the first quarter of 2007 increased by approximately 11 percent to $361 million from $326 million in last year's first quarter. Organic sales growth contributed $14 million, or approximately 4 percent; the fourth quarter 2006 purchase of Technic Gum Services contributed $2 million, or 1 percent; and positive foreign currency translation contributed $19 million, or approximately 6 percent. First quarter operating income decreased by some 4 percent to $32.3 million, from $33.6 million in the first quarter of last year. Foreign currency translation contributed $1.6 million to operating income in the quarter. Operating margins decreased by approximately 130 basis points to 9.0 percent from 10.3 percent in the first quarter of 2006. The first quarter of 2007 included a $1.0 million provision associated with the termination of a mill services contract. Without this provision, 2007 first quarter operating income would have been only slightly less than that of the first quarter last year and operating margins would have been 9.2 percent.

Performance was negatively impacted by unplanned maintenance outages at a number of mill sites during the quarter, the timing of new contract signings and start-ups, and lower steel production in certain geographies, principally North America.

The first quarter is traditionally the slowest period for the Mill Services Segment due to seasonal factors. As such, the outlook for the remainder of the year remains positive. Liquid steel production in the U.S. has recently begun to improve over last year and global steel production, even excluding China, is expected to exceed that of 2006. In addition, bidding activity on new contract opportunities remains strong and signings should gain momentum as the year progresses. The Company's ongoing cost reduction program is also expected to continue to make a positive contribution to operating results.

Minerals & Rail Technologies, Services and Products ("All Other")

Sales of $163 million in the first quarter of 2007 were 25 percent higher than the $130 million in the same period last year. Operating income increased 26 percent to $19.4 million, from $15.4 million in the first quarter of last year. Operating margins were 11.9 percent, the same as last year. Foreign currency translation increased sales by $1.1 million in the quarter and operating income by $0.3 million.

As expected, the February 1, 2007 acquisition of Excell Minerals made a solid contribution to this group's improved performance in the quarter. Sales from Excell were almost $22 million and operating results were accretive to earnings. Sales on a year-over-year basis were also ahead for four of the five other operating divisions within this group. In addition, operating income in the first quarter of 2007 was up for three of the five other operating divisions, as were margins.

The outlook for this group remains positive. Excell Minerals is expected to continue to make a solid and growing contribution to results in the remaining quarters of 2007, as it is fully integrated into the Company. Likewise, the Company's Harsco Track Technologies unit is expected to see further improved results in future quarters due to the seasonality of its growing rail track maintenance services business and the timing of equipment deliveries. The group's remaining units continue to have an overall positive outlook, particularly Air-X-Changers, which continues to benefit from strong market demand for its gas compression equipment.

Discontinued Operations

As reported on January 24, 2007, the Company is pursuing the divestiture of its Gas Technologies business group. As such, first quarter results for Gas Technologies have been reclassified as discontinued operations.

Income from discontinued operations for the first quarter was $2.2 million after tax, or $0.03 per share, compared with $1.6 million after-tax or $0.02 per share in 2006. The first quarter 2007 results include a pre-tax pension curtailment loss of $1.5 million.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter of 2007 was $42 million, down from $70 million for the comparable period last year. The decrease in cash flow from operating activities is due principally to working capital associated with Gas Technologies and Harsco Track Technologies. Although Gas Technologies is classified as a discontinued operation, its operating cash flows must be classified as cash from operating activities, as required by U.S. GAAP. For the first quarter of 2007, Gas Technologies had negative operating cash flow of approximately $15 million compared with last year. Also, Harsco Track Technologies had negative operating cash flow of approximately $13 million compared with last year, due mainly to working capital timing differences. The Company still expects to achieve its previously stated cash flow objectives for the year. Net cash used by investing activities was $292 million, a 360 percent increase over the $63 million last year. The increased cash usage was due primarily to the acquisition of Excell Minerals and higher capital expenditures for organic growth.

During the first quarter, the Company's total debt increased by some $266 million to $1,329 million from $1,063 million at the end of 2006. The debt-to-capital ratio increased by 450 basis points to 52.6 percent at the end of the first quarter of 2007 from 48.1 percent at the end of 2006. The increase in debt is due principally to the Excell Minerals acquisition.

Consistent with the quarterly results, improvement in Economic Valued Added (EVA(r)) continued to be achieved in the first quarter of 2007.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, certain commodity costs, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 4690936. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 4690936.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the global non-residential construction, steel and metals, energy and railway industries. The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                            Three Months Ended
 (In thousands, except                           March 31
  per share amounts)                      2007           2006 (a)
 ----------------------------------------------------------------
 Revenues from continuing
  operations:
   Service revenues                 $    722,815     $    572,631
   Product revenues                      117,211          109,434
 ----------------------------------------------------------------
     Total revenues                      840,026          682,065
 ----------------------------------------------------------------

 Costs and expenses from
  continuing operations:
   Cost of services sold                 538,538          422,824
   Cost of products sold                  87,079           79,534
   Selling, general and
    administrative expenses              127,754          112,251
   Research and development
    expenses                                 993              557
   Other (income) expenses                  (912)           1,849
 ----------------------------------------------------------------
     Total costs and
      expenses                           753,452          617,015
 ----------------------------------------------------------------

     Operating income from
      continuing operations               86,574           65,050

 Equity in income of
  unconsolidated entities,
  net                                        128               61
 Interest income                           1,039              861
 Interest expense                        (18,575)         (14,090)
 ----------------------------------------------------------------

     Income from continuing
      operations before
      income taxes and
      minority interest                   69,166           51,882

 Income tax expense                      (21,602)         (16,986)
 ----------------------------------------------------------------

     Income from continuing
      operations before
      minority interest                   47,564           34,896

 Minority interest in net
  income                                  (2,124)          (2,271)
 ----------------------------------------------------------------

 Income from continuing
  operations                              45,440           32,625
 ----------------------------------------------------------------

 Discontinued operations:
   Income from operations of
    discontinued business                  5,418            2,317
   Loss on disposal of
    discontinued business                 (2,297)               -
   Income tax expense                       (908)            (690)
 -----------------------------------------------------------------
 Income from discontinued
  operations                               2,213            1,627
 ----------------------------------------------------------------
     Net Income                     $     47,653     $     34,252
 ================================================================

 Average shares of common
  stock outstanding                       84,048           83,645

 Basic earnings per common share:
   Continuing operations            $       0.54     $       0.39
   Discontinued operations                  0.03             0.02
 ----------------------------------------------------------------
 Basic earnings per common
  share                             $       0.57     $       0.41
 ================================================================

 Diluted average shares of
  common stock outstanding                84,578           84,230

 Diluted earnings per common
  share:
   Continuing operations            $       0.54     $       0.39
   Discontinued operations                  0.03             0.02
 ================================================================
 Diluted earnings per common
  share                             $       0.56 (b) $       0.41
 ================================================================

 (a) Reclassified for comparative purposes.
 (b) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)

                                        March 31      December 31
 (In thousands)                           2007            2006
 ----------------------------------------------------------------
 ASSETS

 Current assets:
   Cash and cash equivalents        $    102,031     $    101,260
   Accounts receivable, net              757,549          753,168
   Inventories                           219,627          285,229
   Other current assets                   74,581           88,398
   Assets held-for-sale                  280,600            3,567
 ----------------------------------------------------------------
     Total current assets              1,434,388        1,231,622
 ----------------------------------------------------------------
 Property, plant and equipment,
  net                                  1,320,983        1,322,467
 Goodwill, net                           692,149          612,480
 Intangible assets, net                  183,493           88,164
 Other assets                             92,319           71,690
 ----------------------------------------------------------------
     Total assets                   $  3,723,332     $  3,326,423
 ================================================================

 LIABILITIES

 Current liabilities:
   Short-term borrowings            $    435,382     $    185,074
   Current maturities of
    long-term debt                        11,282           13,130
   Accounts payable                      260,312          287,006
   Accrued compensation                   70,654           95,028
   Income taxes payable                   36,437           61,967
   Dividends payable                      16,009           15,983
   Insurance liabilities                  42,270           40,810
   Other current liabilities             224,414          211,777
   Liabilities associated with
    assets held-for-sale                  57,532                -
 ----------------------------------------------------------------
     Total current liabilities         1,154,292          910,775
 ----------------------------------------------------------------
 Long-term debt                          882,046          864,817
 Deferred income taxes                   147,295          103,592
 Insurance liabilities                    64,602           62,542
 Retirement plan liabilities             181,190          189,457
 Other liabilities                        96,421           48,876
 ----------------------------------------------------------------
     Total liabilities                 2,525,846        2,180,059
 ----------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                            138,161           85,614
 Additional paid-in capital              115,507          166,494
 Accumulated other comprehensive
  loss                                  (152,006)        (169,334)
 Retained earnings                     1,698,995        1,666,761
 Treasury stock                         (603,171)        (603,171)
 ----------------------------------------------------------------
     Total stockholders' equity        1,197,486        1,146,364
 ----------------------------------------------------------------
     Total liabilities and
      stockholders' equity          $  3,723,332     $  3,326,423
 ================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                           Three Months Ended
                                                March 31
 (In thousands)                           2007            2006
 ----------------------------------------------------------------

 Cash flows from operating
  activities:
   Net income                         $    47,653     $    34,252
   Adjustments to reconcile
    net income to net cash
    provided (used) by operating
    activities:
     Depreciation                          65,008          58,415
     Amortization                           5,270           1,836
     Equity in income of
      unconsolidated entities,
      net                                    (128)            (61)
     Other, net                              (760)          2,336
     Changes in assets and
      liabilities, net of
      acquisitions and
      dispositions of businesses:
        Accounts receivable               (43,486)         27,464
        Inventories                       (30,070)        (27,611)
        Accounts payable                  (13,942)        (10,250)
        Accrued interest payable            5,621           4,710
        Accrued compensation              (22,848)        (14,543)
        Other assets and
         liabilities                       29,369          (6,708)
 ----------------------------------------------------------------

        Net cash provided by
         operating activities              41,687          69,840
 ----------------------------------------------------------------

 Cash flows from investing
  activities:
   Purchases of property, plant
    and equipment                         (83,363)        (66,940)
   Net source (use) of cash
    associated with the purchases
    of businesses                        (212,337)          2,264
   Proceeds from sale of assets             4,513           1,324
   Other investing activities                (392)              -
 ----------------------------------------------------------------

        Net cash used by
         investing activities            (291,579)        (63,352)
 ----------------------------------------------------------------

 Cash flows from financing
  activities:
   Short-term borrowings, net             248,887          10,352
   Current maturities and
    long-term debt:
          Additions                       294,788          59,841
          Reductions                     (278,527)        (92,484)
   Cash dividends paid on common
    stock                                 (14,916)        (13,580)
   Common stock issued-options                541           6,345
   Other financing activities              (1,550)         (2,266)
 ----------------------------------------------------------------

        Net cash provided (used)
         by financing activities          249,223         (31,792)
 ----------------------------------------------------------------

 Effect of exchange rate changes
  on cash                                   1,440           3,227
 ----------------------------------------------------------------

 Net increase (decrease) in cash
  and cash equivalents                        771         (22,077)

 Cash and cash equivalents at
  beginning of period                     101,260         120,929
 ----------------------------------------------------------------

 Cash and cash equivalents at
  end of period                       $   102,031     $    98,852
 ================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                           Three Months Ended      Three Months Ended
                             March 31, 2007          March 31, 2006

                                     Operating              Operating
                                       Income                 Income
                            Sales      (loss)      Sales      (loss)
 --------------------------------------------------------------------

 Access Services Segment  $ 316,209   $ 35,041   $ 225,794   $ 16,783

 Mill Services Segment      360,771     32,308     326,235     33,580

 Minerals & Rail
  Technologies, Services
  and Products ("all
  other") Category          163,046     19,379     130,036     15,438

 General Corporate                -       (154)          -       (751)
 --------------------------------------------------------------------

 Consolidated Totals      $ 840,026   $ 86,574   $ 682,065   $ 65,050
 ====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717-730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717-975-5677
            etruett@harsco.com
          Camp Hill, PA 17011 USA
          www.harsco.com